                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                               Mallinckrodt Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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
                                     [LOGO]

                                 Notice of 1998
                         Annual Meeting of Stockholders
                              and Proxy Statement

                               MALLINCKRODT INC.
                            675 McDonnell Boulevard
                           Hazelwood, Missouri 63134

                                     [LOGO]

Mallinckrodt Inc.
675 McDonnell Boulevard
Hazelwood, Missouri 63134

                                                              September 14, 1998

Dear Stockholder:

    Mallinckrodt's 1998 Annual Meeting of Stockholders will be held on October 21, 1998, at the Hyatt Regency Hotel, One St. Louis Union Station, St. Louis, Missouri. The Notice of Meeting, Proxy Statement and Proxy Card from the Board of Directors are enclosed. In addition to the formal items of business to be brought before the meeting, members of management will report on major developments since our last stockholders' meeting and answer stockholders' questions.

    Your vote is very important. Whether or not you expect to attend the Annual Meeting, we strongly encourage you to designate the proxies named on the enclosed card to vote your shares. This will ensure that your shares will be represented at the meeting. The Proxy Statement contains additional information about voting by proxy. Please read it carefully. We look forward to your participation in our Annual Meeting.

Sincerely,

 [RAY HOLMAN SIGNATURE]

C. RAY HOLMAN
CHAIRMAN AND
CHIEF EXECUTIVE OFFICER

                                     [LOGO]

Mallinckrodt Inc.
675 McDonnell Boulevard
Hazelwood, Missouri 63134

To our Stockholders:

    The Eighty-Ninth Annual Meeting of Stockholders of Mallinckrodt Inc. will be held on October 21, 1998 at 10:00 a.m. local time, at the Hyatt Regency Hotel, One St. Louis Union Station, St. Louis, Missouri. The Annual Meeting is being held for the following purposes:

    - To elect one director for a term expiring in 1999 and three directors for terms expiring in 2001, as RECOMMENDED by the Board of Directors;

    - To ratify the appointment of independent auditors to examine and report on the financial statements of the Company for fiscal 1999, as RECOMMENDED by the Board of Directors;

    - To consider and act upon a proposal to amend the Restated Certificate of Incorporation and By-Laws of the Company to reduce the minimum required number of directors from 10 to 8, as RECOMMENDED by the Board of Directors; and

    - To transact any other business that may properly come before the meeting or any adjournment thereof.

    Only Common and 4% Cumulative Preferred stockholders of record on the books of the Company at the close of business on September 1, 1998, are entitled to notice of and to vote at the Annual Meeting.

Dated: September 14, 1998

                                          By Order of the Board of Directors

                                          [ROGER A. KELLER SIGNATURE]

                                          ROGER A. KELLER
                                          VICE PRESIDENT, SECRETARY AND
                                            GENERAL COUNSEL

                              PLEASE VOTE PROMPTLY

                                PROXY STATEMENT

    The Board of Directors of Mallinckrodt Inc. ("Mallinckrodt" or the "Company") solicits your proxy for use at the Company's 1998 Annual Meeting of Stockholders, to be held on October 21, 1998. The Company will begin mailing this Proxy Statement to stockholders on or about September 14, 1998.

                         INFORMATION ABOUT THE MEETING

    ELIGIBILITY TO VOTE; RECORD DATE. Only holders of record of the Company's Common Stock and 4% Cumulative Preferred Stock at the close of business on September 1, 1998, will be entitled to vote at the Annual Meeting. At that time, 72,858,964 shares of Common Stock and 98,330 shares of 4% Cumulative Preferred Stock, were outstanding. The enclosed Proxy Card shows the number of shares you are entitled to vote at the Annual Meeting. You are entitled to one vote for each share you held of record at the close of business on the record date.

    QUORUM. A majority of the shares of Common Stock and 4% Cumulative Preferred Stock outstanding at the close of business on the record date (a "quorum") must be present, in person or by proxy, to conduct business at the Annual Meeting. Broker non-votes and abstentions are counted as present in determining whether there is a quorum.

    VOTE REQUIRED. Under New York law, votes cast at a meeting of stockholders determine the outcome of each matter submitted for shareholder action. "Votes cast" means the votes actually cast "for" or "against" a proposal, whether in person or by proxy. Directors are elected by a plurality vote. This means that the nominees at the Annual Meeting who receive the highest number of affirmative votes will be elected. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required to approve the ratification of auditors. The proposal to amend the Company's Restated Certificate of Incorporation and By-Laws requires the affirmative vote of the holders of two-thirds of the outstanding shares of the Company's stock. The shares represented by abstentions and broker non-votes (i) will not be counted as either "for" or "against" a director nominee or any other matter on the agenda, (ii) will not have any effect upon the election of directors or the ratification of auditors, and (iii) will have the effect of a vote "against" the proposal to amend the Company's Restated Certificate of Incorporation and By-Laws.

    VOTING AND REVOCABILITY OF PROXIES. If you hold shares in your own name as the holder of record, you may authorize the individuals named on your Proxy Card to vote your shares by signing, dating and mailing the Proxy Card in the postage-paid envelope we have provided to you, or by using the toll-free number listed on the Proxy Card. Your shares will then be voted at the Annual Meeting in accordance with your instructions. If you give us a proxy without specific voting instructions, your shares will be voted as recommended by the Board of Directors. If your shares are held by a broker or other custodian, you will receive instructions from it that you must follow in order to have your shares voted. You may revoke your proxy at any time before it has been voted at the meeting either by voting in person, by giving written notice to the Secretary, or by submitting a later dated proxy.

    ADMISSION TO THE ANNUAL MEETING. The Company will limit attendance at the Annual Meeting to shareholders entitled to vote at the meeting or their authorized representatives. Admission to the meeting will be by ticket only. If you are a stockholder of record and you plan to attend the meeting, please mark the appropriate box on the Proxy Card so we can mail a ticket to you. If you are a beneficial owner of Company shares held by a broker or other custodian, please request a ticket by writing to the Corporate Secretary, Mallinckrodt Inc., 675 McDonnell Boulevard, P.O. Box 5840, Hazelwood, Missouri 63134, enclosing proof of stock ownership with your letter.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    As of July 1, 1997 (the beginning of the Company's 1998 fiscal year), the Board of Directors consisted of twelve members. Effective on the date of the annual meeting in October 1997, Morton Moskin, a director of the Company since 1973, retired as a director in accordance with the Board's retirement policy. Accordingly, the Board reduced its size to eleven members at that time.

    Of the eleven current directors, C. Ray Holman, the Company's Chairman and Chief Executive Officer, and Mack G. Nichols, the Company's President and Chief Operating Officer (who has announced his intention to retire as an officer and director of the Company effective October 31, 1998), are the only directors who are employees of the Company. Raymond F. Bentele was President and Chief Executive Officer of Mallinckrodt, Inc., then a subsidiary of the Company, and Executive Vice President of the Company, until his retirement as an officer in December 1992. None of the other directors have ever been officers or employees of the Company.

    As provided in the Company's Certificate of Incorporation and By-Laws, the Board is divided into three classes, with one class standing for election each year for three-year terms. The classes of the Board are kept as equal in size as practicable and each class must have a minimum of three directors. The class of 1998 has consisted of four directors: Mr. Davis, Ms. Karmel, Mr. Toll and Dr. Rushton. Upon the recommendation of the Corporate Governance Committee, the Board has nominated Mr. Davis, Ms. Karmel and Dr. Rushton for re-election by the stockholders for three-year terms.

    In accordance with Board policy, outside directors retire from the Board at the annual meeting next following their reaching age 70, and directors who are officers of the Company retire at the first annual meeting following the earlier end of their service as an officer unless then nominated for re-election to the Board as a non-employee director. The Board has agreed to waive its retirement policy in the case of Mr. Toll, who has reached age 70 and would otherwise retire from the Board on the date of this meeting. The Board believes that Mr. Toll has made outstanding contributions as a director and has experience, particularly in the area of finance, that merits his retention beyond the normal retirement date. Accordingly, upon the recommendation of the Corporate Governance Committee, the Board has nominated Mr. Toll for re-election by the stockholders for a one-year term.

    Unless you specify otherwise, your proxy will be voted for the election of the nominees named below to serve for the terms indicated or until their successors are duly elected and qualified. If any nominee becomes unavailable to serve, your shares will be voted for a new nominee chosen by the Board, unless the Board reduces the number of directors to be elected.

    Each of the nominees has agreed to be named in this Proxy Statement and to serve if elected. Biographical information, current as of July 1, 1998, concerning each of the nominees and the directors continuing in office follows. There are no family relationships among any of the nominees or any of the incumbents or any executive officer of the Company or any of its subsidiaries. All nominees have previously been considered and elected by the stockholders.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE FOLLOWING NOMINEES (PROPOSAL 1 ON THE PROXY CARD).

     NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN OCTOBER 2001

    (PHOTO)          WILLIAM L. DAVIS, 54, Chairman and CEO of R. R. Donnelley & Sons
                 Company, Chicago, IL, since March 1997. Mr. Davis was a Senior Executive
                 Vice President of Emerson Electric Co., St. Louis, MO, from 1993 to 1997, and Executive Vice President from 1988 to 1993. Mallinckrodt director since
                 1995. Member, Audit Committee and Organization and Compensation Committee.

    (PHOTO)          ROBERTA S. KARMEL, 61, Professor of Law and Co-Director, Center for the
                 Study of International Business Law, Brooklyn Law School since 1985; of counsel, Kelley Drye & Warren since January 1, 1995, where she was a partner from 1987 to 1994. She serves as a director of Kemper Insurance
                 Companies. Mrs. Karmel served as a Commissioner of the U.S. Securities and
                 Exchange Commission from 1977 until 1980 and as a director of the New York
                 Stock Exchange from 1983 until June 1989. Mallinckrodt director since 1980.
                 Member, Organization and Compensation Committee and Corporate Governance
                 Committee.

    (PHOTO)          BRIAN M. RUSHTON, Ph.D., 64, former President of the American Chemical
                 Society. Dr. Rushton served as Senior Vice President, Research and
                 Development, for Air Products and Chemicals, Inc., from 1992 to 1993. He joined Air Products in 1981 as Vice President of Research and Development.
                 Mallinckrodt director since 1994. Chair, Social Responsibility Committee and member, Organization and Compensation Committee and Executive
                 Committee.

       NOMINEE FOR ELECTION AS DIRECTOR FOR TERM EXPIRING IN OCTOBER 1999

    (PHOTO)          DANIEL R. TOLL, 70, corporate and civic director. He serves as a director of Kemper Insurance Companies, Lincoln National Convertible
                 Securities Fund, Inc., and Lincoln National Income Fund, Inc. He was
                 formerly President of Walter E. Heller International Corporation, a
                 financial services firm, from 1980 to 1985. Mallinckrodt director since
                 1985. Chair, Executive Committee and Corporate Governance Committee and
                 member, Organization and Compensation Committee.

    The following information is provided concerning directors continuing in office.

    (PHOTO)          RAYMOND F. BENTELE, 61. President and CEO of Mallinckrodt, Inc. from
                 1981 until his retirement in December 1992. He joined the Company as Senior
                 Vice President when it acquired the corporation then named Mallinckrodt,
                 Inc. in 1986, and was Executive Vice President of the Company from 1989 until retirement. He is a director of Kellwood Company, Leggett & Platt,
                 Incorporated, and IMC Global Inc. Mallinckrodt director since 1990. Chair,
                 Audit Committee and member, Corporate Governance Committee and Executive
                 Committee. Term expires in 1999.
    (PHOTO)          GARETH C. C. CHANG, 55, Corporate Senior Vice President, Marketing, of
                 Hughes Electronics and President, Hughes International, Los Angeles, CA,
                 since 1993. Mr. Chang was Corporate Vice President and Head, Asia/Pacific,
                 of McDonnell Douglas Corporation from 1988 to 1993. He is a director of
                 Apple Computer Inc. Mallinckrodt director since April 1996. Member, Audit
                 Committee and Social Responsibility Committee. Term expires in 1999.
    (PHOTO)          RONALD G. EVENS, M.D., 58, Director of the Mallinckrodt Institute of
                 Radiology at Washington University, St. Louis, MO, head of the Department of Radiology and Mallinckrodt Professor of Radiology of the University's
                 Medical School, and Professor of Medical Economics at the Olin School of
                 Business. He is also a director of RightCHOICE Managed Care, Inc., a for-profit subsidiary of Blue Cross and Blue Shield of Missouri.
                 Mallinckrodt director since 1990. Member, Audit Committee and Corporate
                 Governance Committee. Term expires in 1999.
    (PHOTO)          C. RAY HOLMAN, 55, Chairman of the Board of the Company since October
                 1994; CEO of the Company since December 1992; and President of the Company from December 1992 to December 1995. Mr. Holman joined Mallinckrodt, Inc., as Assistant Controller in 1976, and held increasingly more responsible positions thereafter. He became President and CEO of Mallinckrodt Medical,
                 Inc., a wholly-owned subsidiary of the Company, in 1989, and a Corporate
                 Vice President in 1990. He is a director of Laclede Gas Company and
                 NationsBank Corporation. Mallinckrodt director since 1992. Member,
                 Executive Committee. Term expires in 2000.
    (PHOTO)          CLAUDINE B. MALONE, 62, President of Financial & Management Consult-
                 ing, Inc., McLean, VA. She currently serves as Chairman, Federal Reserve
                 Bank, Richmond Virginia, and as a Trustee of the Massachusetts Institute of
                 Technology. Ms. Malone sits on the boards of Dell Computer Corporation;
                 Hannaford Bros. Co.; Hasbro, Inc.; Houghton Mifflin Company; Lafarge
                 Corporation; The Limited Inc.; Lowe's Companies, Inc.; Science Applications
                 International Corporation; and Union Pacific Resources Group Inc.
                 Mallinckrodt director since 1994. Chair, Organization and Compensation
                 Committee and member, Executive Committee and Social Responsibility
                 Committee. Term expires in 2000.

    (PHOTO)          MACK G. NICHOLS, 60, President and COO of the Company since December
                 1995; Senior Vice President of the Company from October 1993 to December
                 1995; Vice President of the Company from October 1990 to October 1993;
                 President and CEO of Mallinckrodt Chemical, Inc., a wholly-owned subsidiary of the Company, from January 1989 to December 1995. He is also a director of Great Lakes Chemical Corporation. Mallinckrodt director since 1995. Term expires in 1999.
    (PHOTO)          ANTHONY VISCUSI, 65, President, CEO and a director of Vasomedical,
                 Inc., Westbury, NY, since June 1994. Mr. Viscusi was Senior Vice President,
                 Worldwide Marketing for the AgVet division of Merck & Co., Inc. from 1987 to 1993. Mallinckrodt director since 1995. Member, Corporate Governance
                 Committee and Social Responsibility Committee. Term expires in 2000.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

    In accordance with New York law, the Board of Directors is responsible for supervising the overall affairs of the Company. The Board held six regular meetings and three special meetings during the 1998 fiscal year. Overall attendance of directors at Board and committee meetings was in excess of 98%. All directors attended at least 75% of the meetings of the Board and all committees of the Board of which they were members.

COMMITTEES OF THE BOARD

    The Board of Directors has established five standing committees: Executive; Audit; Corporate Governance; Organization and Compensation; and Social Responsibility. The committees held a total of nineteen meetings during fiscal 1998. The Executive Committee consists entirely of four non-employee directors and Mr. Holman. The other standing committees consist of non-employee directors (although Mr. Bentele, who is Chair of the Audit Committee and a member of the Corporate Governance Committee and the Executive Committee, is a former officer and employee of the Company). The current members of these committees are identified in the biographical information about the directors in this Proxy Statement.

    EXECUTIVE COMMITTEE. The Executive Committee, between meetings of the Board and subject to limitations imposed by law or by the Board of Directors, may exercise the powers of the Board as necessary in the best interests of the Company. The Executive Committee did not meet during the last fiscal year.

    AUDIT COMMITTEE. The Audit Committee, which met four times during the last fiscal year, evaluates the performance of the Company's independent auditors and their fees for services; reviews the scope and results of the audit examination to be performed each year with the independent auditors, the Company's internal auditing staff, and management; reviews the non-auditing services performed by the independent auditors and considers the effects thereof on their independence; and reviews the Company's internal accounting control systems with the independent auditors.

    CORPORATE GOVERNANCE COMMITTEE. The Corporate Governance Committee met five times during the last fiscal year. Its functions include recommending to the Board persons to be nominated for election as directors of the Company. It also evaluates Board procedures and the performance of the Board, its members, and its committees and reviews developments in the governance of publicly held companies as they may affect the Company. This Committee will consider persons recommended by stockholders as potential future nominees for election to the Board if the names of such persons are submitted (in accordance with the By-Laws' time requirements hereinafter described under "Miscellaneous Information") in writing to the Secretary of the Company, together with a full description of the qualifications and business or professional experience of the proposed nominees and a statement from them of their willingness to serve.

    ORGANIZATION AND COMPENSATION COMMITTEE. The Organization and Compensation Committee met six times during the last fiscal year. The responsibilities of this Committee include oversight of the Company's stock option plans, incentive compensation, pension and other benefit plans; the review of perquisites and other benefits available to various levels of corporate personnel; and the review and approval and/or recommendation to the Board for approval of the amount and nature of compensation to be paid to corporate officers and other key employees.

    SOCIAL RESPONSIBILITY COMMITTEE. The Social Responsibility Committee met four times during the last fiscal year. Its functions are to review: the Company's policies and procedures in business matters having particular social concern (including environmental protection, equal employment opportunities, occupational health and safety, regulatory compliance, and product quality and safety); the aspects of the Company's research and development activities relevant to the Committee's purpose; and political and social developments as they may affect the Company and its constituencies.

BOARD INTERMEDIARY

    When the positions of Chairman and CEO are combined, as they currently are, the Board selects from its non-employee directors a person to serve as Board intermediary. The responsibilities of the intermediary include presiding at all executive sessions of the Board from which the CEO is excused or otherwise absent, interacting with the Board and the CEO in setting agendas and assessing objectives, and coordinating the Board's formal CEO performance appraisal.

    The intermediary is selected by the Board annually at the time of the regular stockholders' meeting. Unless the Board finds reason for exception, the intermediary serves at least one full year but no more than three consecutive one-year terms. The Board will periodically reevaluate the intermediary concept to ensure that it facilitates interaction between the Board and management.

    Mr. Toll has served as Board intermediary since October 1996. The Board, acting on the recommendation of the Corporate Governance Committee, intends to appoint Mr. Bentele to this position for a one-year term expiring in October 1999.

DIRECTORS' COMPENSATION
    COMPENSATION FOR DIRECTORS' SERVICES

    During the 1998 fiscal year, non-employee directors received a retainer of $30,000. The Company's Board meetings typically extend over a two-day period and non-employee directors are paid $2,000 for each Board meeting attended ($750 for telephone Board meetings). They also receive $1,000 for each committee meeting attended ($500 for telephone committee meetings) and an annual retainer of $3,600 for chairing a committee (other than the Executive Committee). The Board intermediary, who also chairs the Executive Committee, is paid an additional retainer equal to the annual retainer paid to non-employee directors for service on the Board, as adjusted from time to time. Employee directors receive no fees or remuneration, as such, for service on the Board or on any committee of the Board.

    Non-employee directors may defer the receipt of all or part of their compensation under the Deferral Election Plan for Non-Employee Directors. Amounts deferred under the plan may be allocated to a cash account, which earns interest at a fluctuating rate determined by reference to the prime rate charged by Bankers Trust Company of New York, or to a stock account, which is credited with share equivalents of Mallinckrodt Common Stock, or they may divide their deferrals between the two accounts.

    Under the Directors' Stock Option Plan, each non-employee director continuing in office after an annual meeting of stockholders receives a non-qualified option to purchase 1,500 shares of Mallinckrodt Common Stock at 100% of fair market value on the date of grant. Each option has a term of ten years, unless the period is shortened under provisions taking effect upon death or retirement. Fifty percent of the shares covered by each grant become exercisable on the first anniversary of the grant, and the remaining fifty percent become exercisable on the second anniversary.

    Non-employee directors are also provided with accident coverage while on Company business and may participate in the Company's matching gifts program for gifts to eligible non-profit organizations up to $2,000 per year.

    At the Company's 1997 Annual Meeting, shareholders approved the Directors' Stock Award Plan. Under this plan, each non-employee director (other than Mr. Toll, who continues to participate in the pension plan discussed below) is eligible to receive an annual grant of Mallinckrodt Common Stock having a fair market value equal to $15,000. Awards will generally be made on the first business day following each annual stockholders' meeting. The first award under the plan was made on October 16, 1997, at which time each participating director received 387 shares of Common Stock.

    Concurrent with stockholder approval of the Directors' Stock Award Plan, the Board discontinued the Company's nonqualified pension plan for all non-employee directors who continued in office after the 1997 Annual Meeting (except Mr. Toll, who continued to participate in the pension plan because of his proximity to retirement), and for all future non-employee directors of the Company. With respect to each continuing non-employee director for whom the pension plan was terminated, the Company established a book account reflecting the then present value of the retirement benefit of such director under the pension plan. These accounts will accrue interest at the prime rate until paid-out. When any such director leaves the Board, he or she will be paid-out either in a lump sum or (except as otherwise provided in the event of a director's death) in substantially equal payments over up to a fifteen year period at the director's election. In the event of a director's death before receiving full account value, the balance would be payable in a lump sum to the designated beneficiary or, if none, to the director's estate.

COMPENSATION FOR NON-DIRECTOR SERVICES

    Dr. Evens has for many years, beginning before his joining the Company's Board in 1990, rendered consulting services to the Company's imaging division. During fiscal 1998, he was paid $35,002 for these services. In general, there has been a history of research grants and contributions to, and other support by Mallinckrodt and its businesses of, Washington University, with which Dr. Evens is associated in several capacities; in fiscal 1998, this totaled about $446,730.

    The firm of White & Case, of which Morton Moskin, who retired as a director of the Company in October 1997, is a former partner, performed legal services for the Company during fiscal 1998 for which that firm was paid its usual and customary charges.

                     OWNERSHIP OF THE COMPANY'S SECURITIES

SECURITIES OWNED BY DIRECTORS AND OFFICERS

    The following table shows the number of shares of Mallinckrodt Common Stock held beneficially as of August 1, 1998, by each director and nominee for director, each of the named executive officers in the Summary Compensation Table, and all directors and executive officers as a group. The named individuals have sole voting and investment power over all stock reflected in the table.

                                            NUMBER OF
                                              COMMON
                                           SHARES OWNED
                                           BENEFICIALLY
                                              AS OF           PERCENT OF CLASS
                     NAME                 8/01/98 (1)(2)        OUTSTANDING
          ---------------------------     --------------     ------------------
          Raymond F. Bentele                 44,464                  *
          Gareth C. C. Chang                  2,637                  *
          Ashok Chawla                       73,317                  *
          William L. Davis                    3,137                  *
          Ronald G. Evens (3)                13,087                  *
          C. Ray Holman                     404,910                  *
          Roberta S. Karmel                  12,637                  *
          Roger A. Keller                    87,983                  *
          C. Ray Larkin (4)                       0                  *
          Claudine B. Malone                  5,687                  *
          Mack G. Nichols                   205,687                  *
          Michael A. Rocca                   77,965                  *
          Brian M. Rushton                    4,981                  *
          Daniel R. Toll                     11,250                  *
          Anthony Viscusi                     4,637                  *
          All directors and executive
            officers as a group (27
            individuals)                  1,583,624                  2.12%

 * Less than 1.0% of the Common Stock outstanding.
------------------------

(1) The Securities and Exchange Commission ("SEC") considers any person who has or shares voting and/or investment power with respect to a security, or who has the right to acquire a security within sixty days (such as through the exercise of an option), to be the beneficial owner of that security.

(2) Included are 1,200,815 shares which are subject to stock options held by all directors and executive officers of the Company as a group which may be exercised within sixty days of August 1, 1998. The table does not include share equivalents credited to Mr. Chang (445 share equivalents) or Dr. Evens (5,114 share equivalents) under the Deferral Election Plan for Non-Employee Directors, as to which no voting or investment power exists prior to share issuance.

(3) This does not include 1,300 shares for which Dr. Evens disclaims beneficial ownership.

(4) Mr. Larkin terminated his employment with the Company effective March 31, 1998.

SHARE OWNERSHIP REQUIREMENTS

    BOARD. In 1995, the Board adopted director share ownership guidelines to underscore the importance of better aligning the interests of the directors with those of the Company's stockholders. Ownership targets are tied to the amount of the annual retainer paid to non-employee directors. Neither unexercised stock options granted under the Directors' Stock Option Plan nor share equivalents credited under the Deferral Election Plan for Non-Employee Directors, are included for purposes of satisfying a director's share ownership requirement. Each new director must, within three years after joining the Board, own shares of Mallinckrodt Common Stock with a market value at the time of acquisition of at least one times the annual retainer; and must within five years after joining the

Board (and for so long as service on the Board continues), own shares of Mallinckrodt Common Stock with a value when acquired of at least four times the annual retainer or 1,000 shares, whichever is greater. Directors serving when the policy was adopted must meet similar ownership requirements within three years and five years, respectively, after adoption. In addition, any future nominee for election as a non-employee director must beneficially own Common Stock at the time share ownership is reported in the Proxy Statement in which such nomination is first submitted for stockholder approval.

    SENIOR MANAGEMENT. In December 1996, the Company established stock ownership guidelines for senior management requiring them to own shares equal in value to targeted multiples of their base salary. The program is designed to help insure that management will share gains and risks with all other stockholders investing in the Company and more directly aligns the interests of the Company's managers with those of the stockholders. The guidelines for stock ownership range from two times base salary to five times base salary for the Chief Executive Officer. The target level of stock ownership increases with each increase in an executive's level of compensation. Executives have four years from adoption of the policy to achieve the recommended ownership levels.

OWNERSHIP OF VOTING STOCK BY OTHERS

    On the basis of filings with the SEC and other information deemed reliable by the Company, the Company believes that as of August 1, 1998, the following institutions owned more than 5% of the Company's Common Stock. To the Company's knowledge, no person beneficially owns more than 5% of its Preferred Stock.

                                                                            SHARES OF
                                                                          COMMON STOCK
                        NAME AND ADDRESS                               BENEFICIALLY OWNED       PERCENT OF CLASS
-----------------------------------------------------------------  ---------------------------  -----------------
Trimark Financial Corporation(1).................................             8,832,000                11.87%
One First Canadian Place
Suite 5600, P. O. Box 487
Toronto, Ontario M5X 1E
College Retirement Equities Fund(2)..............................             5,639,550                 7.58%
730 Third Avenue
New York, NY 10017
Southeastern Asset Management, Inc.(3)...........................             4,073,800                 5.48%
6410 Poplar Avenue, Suite 900
Memphis, TN 38119

------------------------

(1) The information contained in this table for Trimark Financial Corporation is based on a filing on Schedule 13G reporting ownership as of December 31, 1997. Trimark Financial Corporation is a parent holding company for Trimark Investment Management Inc., an investment adviser to certain Trimark mutual funds which are the record holders of the Company's stock.

(2) The beneficial ownership of Common Stock by College Retirement Equities Fund ("CREF") reported in this table is based on information provided by CREF as of August 1, 1998.

(3) The information contained in this table regarding Southeastern Asset Management, Inc. ("Southeastern") is based on a joint filing on Schedule 13G reporting ownership as of December 31, 1997 by Southeastern and Mr. O. Mason Hawkins. Mr. Hawkins did not report ownership of any shares of Company stock, but was included in the filing because of his position as Chairman of the Board and Chief Executive Officer of Southeastern. According to the filing, all shares are owned legally by Southeastern's investment advisory clients and none are owned directly or indirectly by Southeastern. Southeastern reported: (i) sole voting power over 1,940,050 shares; (ii) shared voting power over 1,770,350 shares owned by Longleaf Partners Fund, a series of Longleaf Partners Funds Trust, an open-end management investment company; (iii) no voting power over 363,400 shares; (iv) sole power to dispose of 2,303,450 shares; and (v) shared power to dispose of 1,770,350 shares owned by Longleaf Partners Fund.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE IN CONTROL ARRANGEMENTS

    AGREEMENT WITH MR. LARKIN. In connection with the Company's acquisition of Nellcor Puritan Bennett Incorporated ("NPB") in August 1997, the Company entered into an Employment Agreement with Mr. Larkin, under which Mr. Larkin retained his position as President and Chief Executive Officer of NPB and also become Executive Vice President of the Company. In exchange for his continued services, the Company agreed, among other things, to: (i) continue to pay Mr. Larkin at his then current annual salary of $546,420; (ii) allow Mr. Larkin to remain eligible to participate in NPB's bonus plan; (iii) pay Mr. Larkin a retention bonus of $250,000 if he remained actively employed by the Company for one year or if the Company terminated his employment without cause during such one year period; (iv) pay Mr. Larkin individual performance bonuses totalling $250,000 if certain integration-related objectives were met within the first year of his employment by the Company; and (v) grant Mr. Larkin a stock appreciation award under which he would receive, after the first anniversary of his employment by the Company, an amount equal to the result of multiplying 25,000 by the appreciation, if any, in market value of Company stock over such year. The Company also agreed that Mr. Larkin would receive all benefits provided under a Severance Agreement he had entered into with NPB in 1994 (the "NPB Severance Agreement"). These benefits (described below) were made payable upon the earlier of (i) the termination of Mr. Larkin's employment for any reason or (ii) the first anniversary of Mr. Larkin's employment by the Company.

    Effective March 31, 1998, Mr. Larkin voluntarily resigned his position with the Company. Under the terms of his separation agreement with the Company, Mr. Larkin received $235,380 in payment of his salary through August 25, 1998, and was paid the retention bonus described above. Mr. Larkin waived his rights to the above-described individual performance bonuses and stock appreciation rights. In addition, the Company paid Mr. Larkin all amounts due under the NPB Severance Agreement, totalling $3,134,651 and consisting of: (i) a prorated bonus for fiscal 1998 ($271,956); (ii) three times his annual base salary and bonus ($2,726,090); and (iii) a cash payment in lieu of outplacement benefits ($136,605). The Company also agreed to pay Mr. Larkin a prorated bonus under the NPB bonus plan for fiscal 1998 based upon achievement of plan, in the amount of $271,956. Under the NPB Severance Agreement, Mr. Larkin and his dependents continue to receive insurance benefits for a three-year period.

    CHANGE IN CONTROL ARRANGEMENTS. The Company has entered into change in control severance agreements with the named executive officers to assure the Company of the continued services of those executives. In general, all provide that, in the event there is a change in control of the Company (as defined in the agreements), and the executive is either terminated by the Company without cause or terminates employment for good reason (as defined in the severance agreements) during the 3-year period immediately following a change in control (or such a termination of employment occurs at the request of a third party who ultimately effectuates a change in control), then the executive shall receive certain severance benefits including a pro rata target bonus for the year of termination, a lump-sum cash amount equal to 2 1/2 times the sum of (i) the executive's base salary plus (ii) the executive's target bonus for the year in which the change in control occurs, 2 1/2 years' credited service for the Company's Supplemental Executive Retirement Plan and continued participation in welfare insurance benefits for a 30 month period. In the event change in control related payments to any executive under a severance agreement or otherwise are subject to the 20% parachute payment excise tax under Section 4999 of the Internal Revenue Code, the Company will reimburse the executive in an amount sufficient to enable the executive to retain his change in control benefits as if the excise tax had not applied. Pursuant to the severance agreements, the executives agree to remain employed by the Company for a 90-day period following a change in control.

    Under the severance agreements, a "change in control" is defined generally to mean: (i) a person becomes the beneficial owner of 20% or more of the voting power of the Company; (ii) a change in a majority of the Board (or their approved successors); (iii) the consummation of a reorganization, merger, consolidation or sale of substantially all of the assets of the Company (unless the Company's stockholders receive 50% or more of the voting stock of the surviving or purchasing company, no person acquires more than 20% of such voting stock, and the Company's Board of Directors remains a majority of the continuing board of directors of the surviving or purchasing company); or (iv) a liquidation or dissolution of the Company.

    In 1988, the Company adopted the Management Compensation and Benefit Assurance Program to ensure that persons who were then or thereafter became officers and other key managers would receive the compensation and benefits that have been committed to or are reasonably expected by them under the terms of certain unfunded compensation and benefit plans, including severance as described above. Under the Program, which is periodically reviewed and updated by the Board, a trust has been established (subject to the rights of creditors of the Company) so that the Company's commitments, grants and awards to such personnel would be honored, including deferred compensation and supplemental retirement plans. The cost of this Program was $24,386 in fiscal 1998. Additional benefit plans of the Company which could be impacted by a change in control of the Company include: (i) the Supplemental Executive Retirement Plan (acceleration of vesting if a participant's employment is terminated within three years following a change in control); (ii) the Long Term Incentive Compensation Plan (following a change in control, awards may not be adversely amended or adjusted and participants who are terminated without cause or terminated for good reason will receive payments at the end of any pending performance cycle as if employment had continued); (iii) the Management Incentive Compensation Program (provides minimum payment of target award for year of change in control and pro rata target payment if employment is terminated without cause or for good reason during the 1-year period following a change in control); and (iv) the Company's pension plans (unvested benefits vest upon a change in control). The amount of funding under the trust and related letter-of-credit arrangements that would occur if the Board of Directors determined funding was appropriate would depend upon the Company's outstanding compensation commitments subject to the Program at the time and the extent the Board then determined to fund them.

                            SECTION 16(a) BENEFICIAL
                         OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers and beneficial owners of the Company's equity securities to file reports with the SEC about such ownership. The Company is required to conduct a review and to identify in its Proxy Statement each director or officer who failed to file any required report under Section 16 on a timely basis. Based upon that review, the Company has determined that all required reports were filed on a timely basis for the 1998 fiscal year, except that a filing on Form 5, reporting three transactions by Mr. Thomas R. Trotter, a former corporate vice president of the Company, involving stock held in the Company's 401(k) Investment Plan, was inadvertently made 24 days late.

                                   PROPOSAL 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Since 1913 the firm of Ernst & Young LLP, independent auditors (or its predecessor firm), has examined and reported on the consolidated financial statements of the Company. The Board of Directors, upon the recommendation of the Audit Committee, has appointed Ernst & Young LLP as independent auditors to examine and report on the financial statements of the Company for the year ending June 30, 1999, subject to stockholder approval.

    During the year ended June 30, 1998, Ernst & Young LLP provided the Company with audit services, including examinations of and reporting on the Company's consolidated financial statements, as well as those of several of its subsidiaries and of certain of its employee benefit plans. Audit services also included accounting advisory services and review of filings with the SEC and the annual report to shareholders. Ernst & Young LLP's fees for such services during fiscal 1998, including travel and related expenses, totaled $2,224,800.

    Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire. They will also be available to respond to appropriate questions of the stockholders.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THIS APPOINTMENT (PROPOSAL 2 ON THE PROXY CARD).

                                   PROPOSAL 3
                 APPROVAL OF AMENDMENTS TO RESTATED CERTIFICATE
                          OF INCORPORATION AND BY-LAWS

CURRENT PROVISIONS

    RESTATED CERTIFICATE OF INCORPORATION. Article Ninth of the Company's Restated Certificate of Incorporation, as previously amended (the "Charter"), provides that the Company shall have not less than 10 nor more than 16 directors.* Subject to this limitation, the number of directors may be provided for in the Company's By-Laws, as previously amended (the "By-Laws"), or may be fixed by action of the stockholders or the Board if taken pursuant to a specific By-Law provision that has been approved by the Company's stockholders. Article Ninth of the Charter also provides that the directors of the Company shall be divided into three classes as nearly equal in number as possible, with a minimum of three directors in each class.

    BY-LAWS. Article II, Section 1 of the Company's By-Laws provides that within the range established in the Charter, the number of directors of the Company may be determined from time to time by a resolution adopted by a majority of the Board of Directors. Acting under this provision, the Board has fixed the current number of directors at 11.

THE PROPOSAL

    The Board of Directors unanimously recommends that the Company's stockholders authorize the following amendments to the Charter and By-Laws:

    - amend Article Ninth of the Charter to (i) reduce the minimum required number of directors from 10 to 8 and (ii) reduce the required number of directors in each of the three classes of directors from 3 to 2 (accordingly, a Board of eight directors would consist of two classes with three directors each, and one class with two directors); and

    - amend Article II, Section 1 of the By-Laws to similarly reduce the minimum required number of directors from 10 to 8.

    The maximum number of directors would remain at 16 and the Board would continue to establish the number of directors within that range, from time to time, by resolution.

REASONS FOR THE PROPOSED AMENDMENTS

    The Board of Directors has recommended adoption of the proposed amendments to the Charter and By-Laws to allow greater flexibility in establishing the number of directors in the future. The size of the Company's Board of Directors has, over the last five years, been in the range of between 11 and 13 directors. In addition, consistent with Board policy, the Board of Directors has consisted primarily of outside directors. The Board currently has nine outside directors and two inside directors. As previously discussed, the retirement of Mr. Nichols at the end of October 1998 will reduce the number of directors to 10.

    The Board of Directors believes that under normal circumstances, a Board size of approximately 11 to 12 directors is optimal, with at least 10 of the directors being outside directors. This allows for

------------------------

* This range is exclusive of directors, if any, that under the Company's Charter may from time to time be separately elected by the holders of any outstanding class of preferred shares in the event the Company were to default in the payment of six quarterly dividends on such preferred shares. The Company has never defaulted on the payment of dividends on any class of preferred shares.

adequate staffing of the Board's committees, and also recognizes the recently observed trend toward smaller boards. The Board also recognizes, however, that there may at times be a limited number of qualified persons who are willing to assume the responsibilities of serving as a director of a publicly-held corporation. The proposed amendments would allow the Board of Directors to establish a smaller Board size if necessary to reflect a shortage in qualified candidates, or if the Board determined that a smaller size was otherwise desirable.

PROPOSED AMENDMENTS

    RESTATED CERTIFICATE OF INCORPORATION. If the proposed amendments are approved, the first four sentences of Article Ninth of the Charter would read as follows (deletions are indicated by strike-out and additions are in boldface italic type):

    The number of directors of the Corporation, exclusive of directors, if any, to be elected by the holders of 4% Cumulative Preferred Stock or the holders of one or more series of Series Preferred Stock pursuant to the provisions of Paragraph 2 of Section (a) or Paragraph 3 of Section (b), respectively, of ARTICLE THIRD herein, shall be not less than <#>ten</#> EIGHT nor more than sixteen. Subject to such limitation, such number may be fixed by the By-Laws, or by action of the stockholders or of the Board under the specific provisions of a By-Law adopted by the stockholders. The directors of the Corporation shall be divided into three classes as nearly equal in number as possible. There shall be at least <#>three</#> TWO directors in each class.

    BY-LAWS.  If the proposed amendments are approved, the first sentence of
Article II, Section 1 of the By-Laws would read as follows (deletions are indicated by strikeout and additions are in boldface italic type):

    The number of directors of the Corporation may be determined from time to time by resolution adopted by a majority of the entire Board of Directors, except that such number shall not be less than <#>ten</#> EIGHT nor more than sixteen, exclusive of directors, if any, to be elected by the holders of 4% Cumulative Preferred Stock or the holders of one or more series of Series Preferred Stock pursuant to the provisions of Article Third of the Certificate of Incorporation of the Corporation.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENTS (PROPOSAL 3 ON THE PROXY CARD).

                             EXECUTIVE COMPENSATION

    The following table shows compensation information for the Company's Chief Executive Officer and the five other most highly compensated executive officers of the Company in fiscal 1998. Executive officers are the corporate officers of the Company elected by the Board of Directors.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                                                    ---------------------------------
                                                       ANNUAL COMPENSATION                 AWARDS            PAYOUTS
                                                 --------------------------------   ---------------------   ---------
                                                                     OTHER ANNUAL                OPTIONS/     LTIP      ALL OTHER
                                                 SALARY     BONUS    COMPENSATION   RESTRICTED     SARS      PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION (1)            YEAR    ($)     ($) (2)     ($) (3)        STOCK        (4)       ($) (5)     ($) (6)
-----------------------------------------  ----  -------  ---------  ------------   ----------   --------   ---------  ------------
C. R. Holman
  Chairman and Chief Executive Officer     1998  732,840  1,278,046     68,054           0        45,400            0       6,945
                                           1997  726,000    410,000     55,211           0        41,250    3,155,468       9,000
                                           1996  684,840    450,000     59,593           0        41,250            0       9,450

M. G. Nichols
  President and Chief Operating Officer    1998  517,511    691,912                      0        29,700            0       6,396
                                           1997  515,000    230,000                      0        27,000    1,609,096       9,000
                                           1996  451,530    200,000                      0        20,000            0       9,450

M. A. Rocca
  Senior Vice President and CFO            1998  314,951    339,334                      0        15,000            0       7,392
                                           1997  310,700    115,100                      0        14,000      787,420       9,000
                                           1996  285,000     93,300     41,987           0        13,600            0       8,566

A. Chawla
  Senior Vice President and President,     1998  293,832    312,392                      0         9,400            0       7,392
  Global Business Group (7)
  Vice President, Strategic Management     1997  262,390     98,700                      0        10,000      535,561       9,000
  Vice President, Strategic Management     1996  227,040     65,500     62,774           0         8,000            0       9,450

R. A. Keller
  Vice President, Secretary & General      1998  274,150    286,990                      0        10,600            0       7,392
  Counsel                                  1997  271,620     99,700                      0        10,000      651,358       9,000
                                           1996  259,020     76,100                      0         9,600            0       9,450

C. R. Larkin (8)
  formerly Executive Vice President        1998  323,206    521,956                      0             0            0   3,370,531

------------------------------

(1) Except as otherwise noted, each named executive officer served in the same principal position with the Company all three years.

(2) (A) For fiscal years 1996 and 1997, the amounts in this column reflect annual incentive awards under the Company's Management Incentive Compensation Plan (the "MICP"), which is discussed in the Organization and Compensation Committee Report on Executive Compensation at pages 18-23 of this Proxy Statement.

   (B) For the 1998 fiscal year, the amounts in this column for each of the named executive officers, except Mr. Larkin, reflect annual incentive awards under the MICP, together with supplemental annual incentive awards (the "Supplemental Awards") made in connection with the termination of the Company's Long-Term Incentive Plan for the period beginning July 1, 1997 and ending June 30, 2000. The Supplemental Awards were granted at less than target and were further reduced by indexing their value to the change in the Company's stock price in fiscal 1998, resulting in awards at 70.3% of target. The Supplemental Awards are subject to vesting requirements and payment will be deferred until after June 30, 2000. The amounts of the MICP awards and Supplemental Awards, respectively, for fiscal 1998 were as follows:

                                                          MANAGEMENT INCENTIVE      SUPPLEMENTAL ANNUAL
                                                           COMPENSATION PLAN         INCENTIVE AWARDS
                                                        ------------------------  -----------------------
C. R. Holman..........................................         $  434,000                $ 844,046
M. G. Nichols.........................................            261,500                  430,412
M. A. Rocca...........................................            129,000                  210,334
A. Chawla.............................................            121,000                  191,392
R. A. Keller..........................................            113,000                  173,990

   The Supplemental Awards are more fully discussed in the Organization and Compensation Committee Report on Executive Compensation at pages 18-23 of this Proxy Statement.

   (C) For Mr. Larkin in fiscal 1998, the amount in this column includes a retention bonus of $250,000 and a prorated bonus under the Nellcor Puritan Bennett Incorporated bonus plan for fiscal 1998 of $271,956. See footnote
    (8) below and "Employment Contracts and Termination of Employment and Change in Control Arrangements."

(3) Consistent with applicable regulations, this column does not include perquisites that, when aggregated, did not exceed the lesser of $50,000 or 10% of compensation for any of the named executives. The amounts shown in this column include: (a) for Mr. Holman in fiscal 1996, club dues and expenses ($15,211) and a related tax gross-up ($16,901); in fiscal 1997, club dues and expenses ($18,543) and a related tax gross-up ($18,361); and in fiscal 1998, club dues and expenses ($24,686) and a related tax gross-up ($17,048); (b) for Mr. Rocca in fiscal 1996, reimbursement for relocation expenses ($13,824) and a related tax gross-up ($13,048); and (c) for Mr. Chawla in fiscal 1996, club dues and expenses ($33,264) and a related tax gross-up ($25,881).

(4) The Company did not grant stock appreciation rights during the last three fiscal years.

(5) Amounts reflect payments under the Company's Long-Term Incentive Compensation Plan for the three-year period that ended June 30, 1997. Awards were paid 50% in cash and 50% in the Company's Common Stock.

(6) For each of the named executive officers except Mr. Larkin, the amounts in this column reflect the Company's contributions under the Investment Plan, as hereinafter described. For Mr. Larkin, this amount includes $500 in contributions by the Company under the Nellcor Puritan Bennett 401(k) plan, and $3,370,031 in payments by the Company in connection with Mr. Larkin's resignation in March 1998, consisting of (a) $3,134,651 pursuant to a Severance Agreement he had entered into with Nellcor Puritan Bennett Incorporated in 1994 and (b) salary continuation post-termination in the amount of $235,380. See footnote (8) below and "Employment Contracts and Termination of Employment and Change in Control Arrangements."

(7) Mr. Chawla became President, Global Business Group in February 1998.

(8) Mr. Larkin became an executive officer of the Company in August 1997 concurrent with the Company's acquisition of Nellcor Puritan Bennett, at which time Mr. Larkin was President and Chief Executive Officer of that company. He resigned as an officer of the Company in March 1998 to pursue other personal and professional interests.

STOCK OPTIONS

                          OPTION GRANTS IN FISCAL 1998

    The following table shows all options to purchase the Company's Common Stock granted to each of the persons named in the Summary Compensation Table in fiscal 1998 and the potential value of such grants at stock price appreciation rates of 0%, 5% and 10%, compounded annually over the maximum ten-year term of the options. Also shown is the potential gain of all outstanding shares of Common Stock held by the Company's shareholders as of June 30, 1998 using the same base price and appreciation rates and compounded over the same ten-year period. The 5% and 10% rates of appreciation are required to be disclosed by SEC rules and are not intended to forecast possible future appreciation, if any, in the Company's stock.

                                                    INDIVIDUAL GRANTS
                             ---------------------------------------------------------------
                                                     PERCENT OF
                                  NUMBER OF        TOTAL OPTIONS
                                 SECURITIES        GRANTED TO ALL   EXERCISE OR
                             UNDERLYING OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION
NAME                             GRANTED (1)        FISCAL YEAR     ($/SH) (2)       DATE
---------------------------  -------------------   --------------   -----------   ----------
C. R. Holman...............        45,400                1.9           35.50       08/20/07
M. G. Nichols..............        29,700                1.2           35.50       08/20/07
M. A. Rocca................        15,000               0.62           35.55       08/19/07
A. Chawla..................         9,400               0.39           35.55       08/19/07
R. A. Keller...............        10,600               0.44           35.55       08/19/07
C. R. Larkin (3)...........             0                  0
Gain for all Shareholders at
  Assumed Rates of Appreciation.............................................................


                             POTENTIAL REALIZABLE VALUE AT ASSUMED
                                  ANNUAL RATES OF STOCK PRICE
                                  APPRECIATION FOR OPTION TERM
                             --------------------------------------
NAME                         0% ($)       5% ($)         10% ($)
---------------------------  -------   -------------  -------------
C. R. Holman...............     0          1,013,782      2,568,732
M. G. Nichols..............     0            663,201      1,680,426
M. A. Rocca................     0            335,400        849,900
A. Chawla..................     0            210,184        532,604
R. A. Keller...............     0            237,016        600,596
C. R. Larkin (3)...........     0                  0              0
Gain for all Shareholders a
  Assumed Rates of Apprecia   0        1,634,721,257  4,142,415,861

------------------------------

(1) For option grants in fiscal 1998, each of the named executive officers must remain in the employ of the Company for at least one year from the date of grant before he may exercise any such option and not more than 50% of the shares granted may be exercised within the twelve months after that year. The option becomes fully exercisable two years after the grant date. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares of Common Stock or by offset of the underlying shares, subject to certain conditions. The Company did not grant stock appreciation rights during fiscal 1998.

(2) The exercise price for all options shown in this table is the average of the means between the highest and lowest prices at which the stock was traded for each of the 15 business days preceding the date of grant as reflected on the composite tape of New York Stock Exchange issues.

(3) The Company did not grant Mr. Larkin any stock options during fiscal 1998. Mr. Larkin terminated his employment with the Company effective March 31, 1998.

           TOTAL OPTIONS EXERCISED IN FISCAL 1998 AND YEAR-END VALUES

    This table gives information for options exercised in fiscal 1998 by each of the persons named in the Summary Compensation Table, and the value (stock price less exercise price) of the remaining options held by those executive officers at year-end.

                                                                             NUMBER OF UNEXERCISED
                                                                                  OPTIONS AT
                                               SHARES                           FISCAL YEAR-END
                                            ACQUIRED ON       VALUE       ---------------------------
                   NAME                     EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE
------------------------------------------  ------------   ------------   -----------   -------------
C. R. Holman..............................          0                0      239,425        66,025
M. G. Nichols.............................     40,800        1,009,340      132,500        43,200
M. A. Rocca...............................          0                0       46,200        22,000
A. Chawla.................................          0                0       51,300        14,400
R. A. Keller..............................          0                0       60,000        15,600
C. R. Larkin (2)..........................          0                0            0             0


                                               VALUE OF UNEXERCISED
                                               IN-THE-MONEY OPTIONS
                                             AT FISCAL YEAR-END ($)(1)
                                            ---------------------------
                   NAME                     EXERCISABLE   UNEXERCISABLE
------------------------------------------  -----------   -------------
C. R. Holman..............................     599,145             0
M. G. Nichols.............................     322,830             0
M. A. Rocca...............................           0             0
A. Chawla.................................      66,848             0
R. A. Keller..............................     151,495             0
C. R. Larkin (2)..........................           0             0

------------------------------
(1) Values are based on the June 30, 1998 closing market price of $29.6875 per share less option exercise at base price. These values are presented pursuant to SEC rules and the actual amount, if any, realizable upon exercise will depend upon the market price of the Common Stock relative to the exercise price per share of Common Stock at the time the stock options are exercised. There is no assurance that the values of unexercised in-the-money options reflected in the table will be realized.

(2) Mr. Larkin terminated his employment with the Company effective March 31, 1998.

PENSION PLANS

    The Company maintains a non-contributory qualified pension plan that covers virtually all salaried employees, including officers, and most non-union hourly employees. The Company also has a Supplemental Executive Retirement Plan that provides a supplemental pension benefit for managers above a specified salary grade who have been approved for participation by the Chief Executive Officer. Participants include the named executive officers (other than Mr. Larkin) and are generally limited to key managers of the Company and its subsidiaries.

    Based on certain assumptions, including continuance of the qualified pension plan and the Supplemental Executive Retirement Plan, the following table shows the estimated annual pension benefits that would be payable to participants in both plans at age 65 for various compensation and years-of-service combinations, based upon a straight-life annuity form of benefit. If elected, any of several optional forms of pension (apart from the lump sum option) would, on an actuarial basis, reduce benefits to the participant but provide benefits to a surviving beneficiary.

 ANNUAL AVERAGE OF HIGHEST FIVE YEARS
   COVERED REMUNERATION FOR PENSION                     ANNUAL BENEFITS FOR YEARS OF SERVICE INDICATED
PURPOSES IN TEN YEARS PRECEDING NORMAL   ----------------------------------------------------------------------------
            RETIREMENT DATE               10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
---------------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
             $     100,000               $    40,000  $    50,000  $    60,000  $    60,000  $    60,000  $    60,000
                   300,000                   120,000      150,000      180,000      180,000      180,000      180,000
                   500,000                   200,000      250,000      300,000      300,000      300,000      300,000
                   700,000                   280,000      350,000      420,000      420,000      420,000      420,000
                   900,000                   360,000      450,000      540,000      540,000      540,000      540,000
                 1,100,000                   440,000      550,000      660,000      660,000      660,000      660,000
                 1,300,000                   520,000      650,000      780,000      780,000      780,000      780,000
                 1,500,000                   600,000      750,000      900,000      900,000      900,000      900,000

    A former subsidiary of the Company, Mallinckrodt, Inc., had a separate Supplemental Executive Retirement Plan, a non-contributory, non-qualified pension plan to provide upon retirement an additional pension benefit for its key executives. As amended, the Plan has been incorporated into the Company's SERP and now applies only to four current executives of the Company (including three of the named executive officers, Messrs. Holman, Keller and Nichols), each of whom has been employed by the Company for at least 15 years. The following table shows the additional amount of retirement benefit payable to these four executives at age 65 for various compensation and years-of-service combinations based upon a life only form of annuity:

 ANNUAL AVERAGE OF HIGHEST THREE YEARS       NET ADDITIONAL ANNUAL BENEFITS FOR YEARS OF SERVICE
   COVERED REMUNERATION FOR PENSION                               INDICATED
PURPOSES IN TEN YEARS PRECEDING NORMAL   -----------------------------------------------------------
            RETIREMENT DATE              15 YEARS   20 YEARS    25 YEARS     30 YEARS     35 YEARS
---------------------------------------  ---------  ---------  -----------  -----------  -----------
             $     100,000               $   5,750  $   1,330  $     6,900  $     6,900  $     6,900
                   300,000                  17,250      3,990       20,700       20,700       20,700
                   500,000                  28,750      6,650       34,500       34,500       34,500
                   700,000                  40,250      9,310       48,300       48,300       48,300
                   900,000                  51,750     11,970       62,100       62,100       62,100
                 1,100,000                  63,250     14,630       75,900       75,900       75,900
                 1,300,000                  74,750     17,290       89,700       89,700       89,700
                 1,500,000                  86,250     19,950      103,500      103,500      103,500

    Compensation covered by the pension plans will generally be equal to the dollar amounts in the salary and bonus columns of the Summary Compensation Table. For fiscal 1998, however, covered compensation does not include the Supplemental Annual Incentive Awards, which are included in the bonus column of the table. Social security benefits, qualified plan limitations on eligible compensation, and applicable integration adjustments are not reflected in the above tables. The current credited years of service for the individuals named in the Summary Compensation Table (other than Mr. Larkin) are as follows: Mr. Holman, 21 yrs., 10 mos.; Mr. Nichols, 18 yrs., 11 mos.; Mr. Rocca, 4 yrs., 3 mos.; Mr. Chawla, 25 yrs., 5 mos.; and Mr. Keller, 22 yrs., and 11 mos.

INVESTMENT PLAN AND OTHER BENEFITS

    The Company has an Investment Plan under which salaried and most non-union hourly employees of the Company, including officers, who elect to participate in the Plan may make regular contributions by salary reduction and/or by payroll deduction of from 1% to a maximum of 15% of their annual base salaries. Under the Plan and subject to certain statutory limitations, the Company contributes an amount equal to 20%, or such greater amount as may be approved by the Board of Directors, of a participant's contributions up to 6% of his or her annual base salary. For fiscal 1998, the Company's contribution in excess of 20% (the "Supermatch") depended and was based upon the Company's return on invested capital, and was an additional 57% for a total of 77%. All employee contributions and the initial 20% Company match are invested as directed by the participant, in one or more investment funds, including a Mallinckrodt stock fund. The Supermatch is made in Mallinckrodt common stock. To encourage Company employees to own Mallinckrodt stock, the Plan requires all participants to maintain at least 15% of their total account balance in Company stock obtained through Supermatch contributions. The Company's contributions to the Plan for fiscal 1998 on behalf of the named executive officers are reflected in the Summary Compensation Table.

    The Company maintains a supplemental death benefit program for officers and key employees that provides individual pre-tax death benefits equal to four times annual salary grossed up for income taxes. This program is provided at corporate expense and continues in effect post-retirement for participants who retire while employed by the Company. Each of the named executive officers (other than Mr. Larkin) is a participant.

    The Company maintains a comprehensive employee benefit program that provides medical, dental, death, disability, and similar benefits in the context of a cafeteria benefit plan as defined in Section 125 of the Internal Revenue Code. Employees may pay for certain benefits by means of salary reduction contributions pursuant to the plan, known as the Flexsecurity Plan.

                 ORGANIZATION AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    The Company's primary financial objective is to maximize shareholder value over time. To this end, the Company has created a comprehensive business strategy. A primary function of the Organization and Compensation Committee (the "Compensation Committee") is to develop and administer total compensation policies that are consistent with the Company's strategic business objectives. The Compensation Committee reviews the Company's compensation philosophy from time to time and recommends appropriate changes to the Board. The Compensation Committee recommends for Board approval compensation actions for the Chief Executive Officer and the Chief Operating Officer, including the establishment of performance objectives and the evaluation of performance against those objectives, salary adjustments, annual and long-term incentive awards, stock option and restricted stock awards, as well as perquisites and other benefits. On authority delegated by the Board, the Compensation Committee approves compensation actions for all other executive officers. The Committee is comprised entirely of independent outside directors.

PRINCIPLES OF COMPENSATION PHILOSOPHY

    The Company adheres to a number of guiding principles that provide the philosophical foundation for its executive compensation programs. These principles are as follows:

    - ASSURE THAT EXECUTIVE COMPENSATION IS ALIGNED WITH SHAREHOLDER VALUE AND CAPITAL FORMATION THROUGH COMPENSATION PLANS WHICH REWARD ACHIEVEMENT OF STRATEGIC AND FINANCIAL OBJECTIVES, AND THROUGH EQUITY-BASED PROGRAMS.
     Awards under Mallinckrodt's incentive compensation plans are made pursuant to the achievement of Mallinckrodt's short and long-term financial objectives. The objectives in the Company's current plans include earnings per share growth, growth in operating earnings, return on invested capital and controlled working capital as a percentage of sales. Plan objectives are designed with reference to the performance of a comparator group. Earnings per share growth has been the primary financial measurement of the Company and the primary award criterion for both annual and long-term plans. The attainment of our earnings per share growth targets, over the long-term, should effectively increase the value of Mallinckrodt stock to the benefit of our shareholders. However, other measurements may be selected for future plans if it is determined that new measurements will improve management's focus on shareholder value.
     Mallinckrodt's stock option plan is designed to link executive compensation with shareholder value over time. Stock options provide significant incentives for executives to focus on improvements in share price, because they have value only if performance results in appreciation in share price. The Company's philosophy is to encourage stock retention and the Company has also established substantial stock ownership guidelines for upper level managers, ranging from two times base salary to five times base salary for the Company's Chief Executive Officer.

    - COMPENSATE COMPETITIVELY, INCLUDING EXCEPTIONAL COMPENSATION FOR EXCEPTIONAL PERFORMANCE.
     A fundamental principle which underlies Mallinckrodt's compensation plans is that executives should be compensated competitively. Without a competitive compensation program, we would be unable to attract and retain outstanding executive talent.
     Mallinckrodt's incentive plans are designed to motivate management by containing significant leverage for the achievement of exceptional performance. Financial performance above market should be rewarded with compensation above market, so long as the impact of compensation for performance over plan does not result in a disproportionate share of profits being distributed to management rather than to shareholders. If Mallinckrodt's performance is not on a par with its comparator group, employees should receive less than average total compensation.

    - PUT SIGNIFICANT AMOUNTS OF COMPENSATION AT RISK.
Of the four components of total compensation (annual incentives, deferred annual incentives, base salary and stock options), all pay is at risk except base salary. Executive compensation is "at risk" because financial and other objectives must be achieved for incentive compensation to be awarded. In the case of stock options, no compensation is derived unless financial performance contributes to appreciation in stock price. "Pay at risk" is consistent with compensation practices in most large corporations and with the principle of aligning executive compensation with value received by shareholders.

    - PROVIDE COMPENSATION THAT IS APPROPRIATE FROM A FIDUCIARY AND SHAREHOLDER PERSPECTIVE AND EQUITABLE INTERNALLY.
     The process used by the Mallinckrodt Board to establish and carefully monitor executive compensation is based on a thorough analysis intended to ensure that such pay is fair and equitable relative to companies of similar size and in similar industries. The Organization and Compensation Committee has primary responsibility for the review process. The Committee is comprised of rotating, outside Board members who have no business interest with Mallinckrodt except for compensation received uniformly by all Board members. Compensation for Mallinckrodt executives consists of both cash and stock which are fully disclosed in the proxy statement pursuant to legal requirements. The process of determining the compensation of Mallinckrodt's Chairman and Chief Executive Officer is rigorous and involves an assessment of competitive compensation, financial and personal performance as well as the achievement of long-term strategic objectives. The Board makes a final determination of the Chairman and CEO's compensation based, in part, upon a recommendation by the Committee. The requirements of market competitiveness are balanced against internal equity. Internal equity is effected through a consistently applied job evaluation and salary administration system across and within various businesses.
     Total compensation paid to a Mallinckrodt executive reflects both the competitive pay environment for comparable positions in the marketplace and, in the case of incentive awards, the achievement of business objectives which warrant payment of such awards. Incentive programs designed to achieve outstanding shareholder value while providing management with outstanding compensation opportunities are consistent with sound business practice.

    - PROVIDE COMPENSATION OPPORTUNITIES WHICH WILL ATTRACT, MOTIVATE AND RETAIN OUTSTANDING EXECUTIVE TALENT.
     Mallinckrodt attempts to attract and motivate world-class executives by paying competitively for market performance, and providing a reasonable opportunity to achieve superior awards for superior results. Compensation is based on competence and contribution to the Company, rather than on position and entitlement. Compensation programs are designed to be flexible so as to be responsive to market considerations and global issues.

COMPONENTS OF EXECUTIVE COMPENSATION

    Presently the four primary elements of executive compensation are:

    - Annual Incentives

    - Deferred Annual Incentives

    - Base Salary

    - Stock Options

    These elements are structured to recognize meaningful differences in individual performance and cumulatively to provide executives with the OPPORTUNITY to significantly exceed competitive levels of total compensation if the Company's performance is significantly better than that of its competitors. In structuring compensation, the Committee reviews competitive data provided by independent compensation consultants. These data compare the Company's compensation levels and practices with a group of companies (the "comparator group") that tend to have similar lines of business and established records of successful performance against financial measures deemed important by the Company. Competitive data for compensation programs includes that from many of the companies in the S&P indices shown in the Performance Graph, INFRA.

    The Committee considers the Company's overall compensation program in setting the individual components of compensation. The Committee also periodically revises the mix of the various components, when necessary, to reflect changes in the Company's strategic business objectives, market considerations, or other factors the Committee deems relevant. For example, in recent years base salary has generally comprised about 35%, annual incentives approximately 15%, and long-term incentives (including stock options) about 50%, of total compensation. Beginning with fiscal 1998, however, the Committee has decided to place a greater emphasis on annual, rather than long-term incentives, with annual incentives, including deferred annual incentives, increasing to approximately 45% of total compensation. The rationale for this change, which the Committee anticipates will continue over the next several years, is described below.

    ANNUAL INCENTIVES AND DEFERRED ANNUAL INCENTIVES. As noted above, the Committee adjusted the mix of the various components of compensation for fiscal 1998 to reflect an increased emphasis on annual incentives. The Company's executive officers, including the named executive officers, were eligible to receive annual incentives under two programs in fiscal 1998, as follows:

    MANAGEMENT INCENTIVE COMPENSATION PLAN. The Board adopted the Management Incentive Compensation Plan ("MICP") in 1991. Under the MICP, a target annual incentive is established for each eligible executive in the form of a percentage of base salary. Actual incentives can range from 0% to 200% of the target incentive. Incentives earned under the MICP are based on the achievement of financial and individual objectives and vary depending upon the executive's position in the Company. For fiscal 1998, incentives earned were based on Company earnings per share (as measured against the fiscal 1998 budget approved by the Board of Directors), asset management objectives, and individual performance against pre-established objectives. Based on fiscal 1998 financial results and the Committee's evaluation of each participant's achievement of non-financial goals and personal objectives, the annual bonus paid under the MICP represented approximately 59% of base salary for Mr. Holman and averaged approximately 43% of base salary for the other named executive officers.

    EXECUTIVE INCENTIVE COMPENSATION PLAN. At its 1997 Annual Meeting, the Company's shareholders approved the material terms of the performance goals for a new three-year cycle (from July 1, 1997 through June 30, 2000) under the Company's Long-Term Incentive Compensation Plan. Adoption of the three-year plan (the "1998-2000 LTIP") was consistent with the Company's policy of tying compensation to the achievement of long-term financial and strategic objectives.

    During the course of fiscal 1998, the Committee determined that there were significant deficiencies with the 1998-2000 LTIP. One deficiency was that former employees of Nellcor Puritan Bennett, which the Company acquired after the 1998-2000 LTIP had been finalized, were not included as participants. In addition, the new plan focused on overall corporate results and, therefore, did not sufficiently motivate participants in newly-organized operating groups within the Company to achieve financial results for their respective businesses. The Committee determined that the collective effect of these problems was to render the 1998-2000 LTIP ineffective in meeting the goals of (a) providing incentives to achieve long-term financial objectives, (b) providing appropriate, competitive compensation for executives and thereby allowing for their retention, and (c) providing incentives to the Company's business units.

    As a result, the Committee decided to terminate the 1998-2000 LTIP and replace it with additional annual incentive opportunities for fiscal years 1999 and 2000 under two one-year plans, each called the Executive Incentive Compensation Plan (the "EICP"). Under the terms of each EICP, the Committee is authorized to: designate those key employees who are to participate in the plan; establish a target annual incentive for each participant (actual incentives can range from 0% to 200% of the target incentive); and establish performance objectives. The total potential dollar value of each participant's award will be indexed to the price of the Company's stock at the commencement of each plan, allowing the value of an award to increase or decrease with the stock price during the plan period.

    For fiscal 1998, the Committee granted supplemental annual incentive awards to former participants in the 1998-2000 LTIP. These awards were calculated in accordance with the formulae and criteria established under the 1998-2000 LTIP, but were made outside the plan pursuant to separate Board action (these pay-outs being referred to herein as the "Supplemental Annual Incentive Awards"). The Supplemental Annual Incentive Awards were granted in an amount less than target and were indexed to the price of the Company's stock during fiscal 1998, which further reduced the amount of the awards because of the decrease in stock price over the course of the year. As a result, the total amount of these awards was approximately 70.3% of target.

    The payment of both the EICP incentives and the Supplemental Annual Incentive Awards is subject to the participant continuing as an employee of the Company until vesting, which occurs 50% on June 30, 1999 and 50% on June 30, 2000. The awards will be paid in cash subsequent to June 30, 2000, consistent with the payment schedule for the former 1998-2000 LTIP.

    BASE SALARY. Base salary increases are provided to executives consistent with an evaluation of each executive's performance, salary levels within the comparator group, as well as the performance of the Company as a whole. In addition to measuring performance in financial terms, the Committee also evaluates the success of the executive in areas that cannot be measured by traditional accounting criteria, including the development and execution of strategic plans, the growth and development of management and employees, adherence to quality and safety standards, and the exercise of leadership within the industry and in the communities that the Company serves. Salary reviews normally occur at twelve-month intervals. For fiscal 1998, the Company's executives (including the named executive officers) agreed to forego merit increases and instead had the opportunity to earn an additional five percent in their target awards under the Company's Management Incentive Compensation Plan (as described below). The Committee believed that implementation of this change was consistent with the interests of the Company's stockholders, because participants were eligible to receive annual incentive awards at higher levels only if the Company's financial results warranted such payments.

    STOCK OPTIONS. For fiscal 1998, the Company provided long-term compensation in the form of non-qualified stock options. Stock options are granted to provide key executives with the opportunity to acquire an equity interest in the Company, align their interests with that of the Company's stockholders, and base their compensation on the appreciation of the value in the Company's stock. Again, grant size and potential compensation value are based on option programs utilized by companies in the comparator group. Normally stock options are granted annually. THE COMPANY HAS NEVER RE-PRICED ANY STOCK OPTION GRANT. As part of the stock option program, grants are also made annually to virtually all of the Company's employees worldwide on the same date and at the same option price as for executives.

    As part of their total compensation, executives are also provided with various benefits. In addition to the benefits offered to the general employee population, executives are provided with higher levels of life insurance and disability coverage, as well as benefits such as tax planning, annual physicals, and luncheon club memberships for business purposes. Executive officers, along with certain other executives, are also covered by a Supplemental Executive Retirement Plan (SERP). One of the primary purposes of the SERP is to attract and retain high caliber mid-career talent. Further information about the SERP is provided on pages 16-17.

    The executive compensation programs of the Company cannot anticipate all situations that may occur from time to time. When unusual circumstances occur, the Committee reserves the right to take appropriate actions which, in its best judgment, are in the best long-term interests of the Company and its shareholders.

DISCUSSION OF COMPENSATION FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    Mr. Holman's compensation for fiscal 1998 was determined in accordance with the executive compensation policies as described above. In addition, the Committee considered the compensation of chief executive officers of other companies in the comparator group.

    Mr. Holman did not receive a merit increase in his base salary for fiscal 1998. Mr. Holman was granted an annual incentive award under the MICP of $434,000 for fiscal 1998 based predominantly on Mallinckrodt's achievement of its financial targets which measured earnings per share and working capital, and on his achievement of personal objectives. Seventy percent of Mr. Holman's award was based on earnings per share, fifteen percent on controlling working capital, and twenty percent on achievement of personal objectives. The award represented approximately 91% of his target incentive under the MICP. Mr. Holman was also granted a Supplemental Annual Incentive Award of $844,046 for fiscal 1998. This award was based on achievement of earnings per share and return on equity targets. The award was granted at less than target and was further reduced by indexing the amount of the award to the Company's stock price which decreased during the fiscal year, so that the award was made in an amount at 70.4% of target. As previously noted, payment of this award is subject to a vesting schedule, and is not payable until after June 30, 2000. For fiscal 1998, Mr. Holman's total cash compensation was approximately ten percent below the fiftieth percentile for CEO compensation of companies within the comparator group (after adjusting for differences in revenue size among companies in the comparator group using regression analysis).

    In August 1997, the Committee approved a stock option grant for Mr. Holman of 45,400 shares with an exercise price of $35.50 per share. The Committee believed that this was an appropriate award relative to competitive practice and Mr. Holman's leadership and contributions to the Company's performance.

POLICY ON DEDUCTIBILITY OF COMPENSATION

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to its four other most highly compensated executive officers for the taxable year. Under Section 162(m), the Company may generally deduct such compensation only to the extent that it does not exceed $1 million dollars per person during any taxable year. "Performance-based compensation," as defined in the Code, is not subject to the limitation on deductibility provided certain other requirements are met. One of the factors the Committee considers as part of its review of executive compensation programs is the potential impact of Section 162(m). The Committee also takes into account various other factors consistent with its policy of maximizing the effectiveness of the Company's executive compensation programs.

    As applied to the Company's current executive compensation programs, the Equity Incentive Plan under which stock options are granted has been designed to comply with the requirements of Section 162(m), so that stock options awarded under such plan constitute performance-based compensation. The Supplemental Annual Incentive Awards as well as awards under the Company's two annual incentive programs (the MICP and the EICP) will not qualify as performance-based compensation under Section 162(m). The Committee believes it is in the best interests of the Company's stockholders to retain discretion in the annual incentive programs to reward executives based on a full range of performance criteria. In order to preserve tax deductibility for the Company, however, the MICP, EICP and the Supplemental Annual Incentive Awards require the named executive officers to defer any portion of an award that is not fully deductible for federal income tax purposes as a result of the application of Section 162(m). Due to the requirement to defer, the Committee expects that there will be no loss of deductions resulting from the application of Section 162(m).

                                          ORGANIZATION AND
                                          COMPENSATION COMMITTEE:

                                          Claudine B. Malone, Chair
                                          William L. Davis
                                          Roberta S. Karmel
                                          Brian M. Rushton
                                          Daniel R. Toll

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the Organization and Compensation Committee during any part of fiscal 1998 was at any time in the past an officer or employee of the Company or any subsidiary. There are no executive officer interlocks with another company.

                               PERFORMANCE GRAPH

    The following graph compares the total return (assuming an investment of $100 on June 30, 1993 and the reinvestment of dividends) of Mallinckrodt Common Stock with those of the S&P 500, S&P Health Care Composite, and S&P Specialty Chemicals Group indices:

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
             MALLINCKRODT INC., S&P 500, S&P HEALTH CARE COMPOSITE,
                          AND S&P SPECIALTY CHEMICALS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                           S&P 500        S&P 500 SPECIALTY

              Mallinckrodt     S&P 500     Health Care              Chemicals
Jun-93             $100.00     $100.00         $100.00                $100.00
Jun-94             $109.95     $101.44         $100.04                 $89.75
Jun-95             $122.11     $127.81         $145.20                $115.12
Jun-96             $135.86     $160.95         $202.55                $129.66
Jun-97             $134.92     $216.70         $298.40                $139.58
Jun-98             $107.39     $281.90         $409.00                $139.53

     * Total return assumes reinvestment of dividends on a quarterly basis.

                           MISCELLANEOUS INFORMATION

    The Board of Directors and management do not know of any matters that will be presented for consideration at the meeting other than those stated in the Notice of Meeting and described in this Proxy Statement.

    Pursuant to the By-Laws of the Company, for a matter to be properly brought before the annual meeting for consideration a shareholder must, not less than seventy days and not more than ninety-five days before the date of the meeting, deliver or cause to be delivered a written notice to the Secretary of the Company specifying certain details concerning the nature of the proposed business, including the reasons why it is sought to be raised and submitted for a vote of the stockholders, and otherwise meeting certain requirements of the By-Laws. Full details regarding the requirements of the By-Laws are available upon request to the Secretary. Pursuant thereto, the last day for receipt of such a notice to be effective for this meeting was August 12, 1998. Notwithstanding satisfaction of the notice and other requirements, the proposed business described in the notice may still be deemed not to be properly brought before the meeting if, pursuant to state law or to any rule or regulation of the SEC, it was offered as a stockholder proposal and was omitted, or had it been so offered, it could have been omitted, from the notice of, and proxy materials for, the meeting (or any supplement thereto) authorized by the Board of Directors.

    For stockholders who may be interested in submitting a resolution for consideration at the next annual stockholders' meeting, the deadline pursuant to SEC rules for submitting such proposals for consideration for inclusion in the proxy statement will be May 17, 1999. The deadline for receipt of proposals subject to the Company's By-Law advance notice requirement will be August 11, 1999, on the assumption the Board will fix the date of next year's meeting on the third Wednesday in October, as has been customary, or if the Board fixes another date, the tenth day following public disclosure of the meeting date. Proposals should be sent to the Secretary of the Company, 675 McDonnell Blvd.,
P. O. Box 5840, Hazelwood, Missouri 63134.

    If any matter properly comes before the meeting the persons named in the accompanying proxy will vote such proxy in accordance with their judgment regarding such matter, including without limitation the election of a director or directors other than those nominated herein should an emergency or unexpected occurrence make the use of discretionary authority necessary, and also regarding matters incident to the conduct of the meeting.

    Proxies will be solicited to assure that stockholders who are unable to attend the meeting have the opportunity nonetheless to cast a vote on the issues to come before the meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, and telegrams by directors, officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, the Company has retained Georgeson & Co. to aid in the solicitation at an estimated cost of $12,000 plus expenses. The cost of all proxy solicitation, including payments to Georgeson & Co., will be borne by the Company.

    Pursuant to Section 726(d) of the New York Business Corporation Law, shareholders of record entitled to vote for the election of directors are hereby informed that the Company obtained, effective June 1, 1995, directors and officers indemnification insurance under a three-year policy at an annual cost of $620,000. The Company has exercised an option to extend the policy for a fourth year at a cost of $496,305. The insurance carriers are National Union Fire Insurance Co., CNA, Aetna Casualty and Surety Co., Reliance Insurance Co., Federal (Chubb), and Zurich American in various and successive layers of coverage that total $110,000,000 (subject to corporate retention). All directors and corporate and staff officers of the Company and of its wholly-owned subsidiary corporations are insured thereunder.

                                          By Order of the Board of Directors

                                          [ROGER A. KELLER SIGNATURE]

                                          Roger A. Keller
                                          VICE PRESIDENT, SECRETARY AND
                                          GENERAL COUNSEL
Dated: September 14, 1998

/ X / Please mark your
      votes as in this
      example.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. AS TO ALL OTHER MATTERS ARISING AT THE MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE NAMED PROXIES, ALL IN ACCORDANCE WITH THE NOTICE AND PROXY STATEMENT FOR THE MEETING, RECEIPT OF WHICH IS ACKNOWLEDGED.

-------------------------------------------------------------------------------
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
-------------------------------------------------------------------------------




                    FOR     WITHHELD as to ALL Nominees                                   FOR      AGAINST    ABSTAIN
1. Election of      / /              / /                    2. Appointment of             / /        / /        / /
   Directors.                                                  independent auditors.

To withhold authority to                                    3. Amendment of Restated      / /        / /        / /
vote for any nominee(s),                                       Certificate of
mark the "FOR" box and                                         Incorporation and By-Laws
write the name of each such                                    to reduce required minimum
nominee on the line                                            number of directors.
provided below.
                                                            4. In the discretion of the   / /        / /        / /
------------------------                                       proxies, upon such other
                                                               business as may properly
                                                               come before the meeting.

                                                                     / /   Please check this box to request a ticket to the
                                                                           Annual Meeting.


     SIGNATURE(S)                            DATE                         , 1998
     ----------------------------------------    ------------------------
     NOTE: Please date and sign exactly as name appears hereon. If shares are held jointly or by two or more persons, each stockholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

                         FOLD AND DETACH PROXY CARD HERE

MALLINCKRODT


Dear Stockholders:

Mallinckrodt encourages you to take advantage of a new and convenient way by which you can vote your shares. You can vote your shares electronically by telephone, which eliminates the need to return the proxy card.

To vote your shares by telephone, you must use the control number printed in the box above, just below the perforation. The series of numbers that appears in the box must be used to access the system.

To vote over the telephone, you must use a touch-tone telephone. Call 1-800-OK2-VOTE (1-800-652-8683). This service is available 24 hours a day, 7 days a week.

Your vote by telephone authorizes the named proxies in the same manner as if you marked, signed, dated, and returned the proxy card. If you choose to vote your shares by telephone, there is no need to mail back your proxy card.

                                  YOUR VOTE IS IMPORTANT.
                                   THANK YOU FOR VOTING.

MALLINCKRODT

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
          THE COMPANY FOR ANNUAL MEETING OF STOCKHOLDERS, OCTOBER 21, 1998


P
R The undersigned appoints Gareth C. C. Chang, Ronald G. Evens, and Daniel R. O Toll, or any of them, with full power of substitution, proxies to vote the X shares which the undersigned would be entitled to vote if personally present Y at the Annual Meeting of Stockholders of Mallinckrodt Inc. to be held on
   October 21, 1998, at the Hyatt Regency Hotel, One St. Louis Union Station, St. Louis, Missouri, at 10 a.m., local time, and any adjournments thereof, hereby revoking any proxy heretofore given.

                             -------------------

   Election of Four Directors. Nominees: (1) William L. Davis, (2) Roberta S. Karmel and (3) Brian M. Rushton for terms expiring in 2001; and (4) Daniel R. Toll for a term expiring in 1999.


   YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                    -----------
                                                                    SEE REVERSE
                                                                        SIDE
                                                                    -----------

    FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL


                              Mallinckrodt Inc.
                              Annual Meeting of Stockholders
                              October 21, 1998
                              10:00 a.m.
                              Hyatt Regency Hotel
                              One St. Louis Union Station
                              St. Louis, Missouri